                                                                       EXHIBIT C

                                ESCROW AGREEMENT


     THIS ESCROW AGREEMENT (this "Escrow Agreement") is made on this the 21 day of October, 1999, by and among KBK Capital Corporation ("Purchaser"), Sirmon Commercial Finance, L.L.C. ("Seller"), and Whitney National Bank ("Escrow Agent").

                                   RECITALS:

     WHEREAS, the Purchaser and Seller have entered into that certain Stock Purchase Agreement of even date herewith (the "Stock Purchase Agreement") pursuant to which Purchaser agreed to acquire an aggregate of 483,795 shares of the Purchaser's common stock, par value $.01 per share ("Common Stock");

     WHEREAS, the Stock Purchase Agreement provides that Seller shall deliver to the Purchaser this Escrow Agreement at the Initial Closing;

     WHEREAS, Escrow Agent has agreed to act hereunder on the terms and conditions set forth herein; and

     WHEREAS, capitalized terms not otherwise defined herein shall have the meanings ascribed to them in the Stock Purchase Agreement;

     NOW, THEREFORE, in consideration of the mutual covenants and obligations set forth below, the parties hereto hereby agree as follows:

                                   ARTICLE I

                                     ESCROW

     1.1 Deposit of Deferred Shares. On the date of the Initial Closing and concurrently with the execution of this Escrow Agreement, Purchaser has deposited with the Escrow Agent the Deferred Shares and instruments of transfer duly executed by the Seller in blank, with signatures guaranteed. The certificates representing the Deferred Shares shall be in the denominations set forth on Exhibit A hereto. The certificates representing the Deferred Shares are issued in the name of Seller, and are being delivered to the Escrow Agent at the office address for the Escrow Agent as set forth in Section 3.1 of this Escrow Agreement. The parties acknowledge that the Escrow Agent shall hold the Deferred Shares in trust, for the purposes set forth herein, and shall in no event be (or be deemed to be) the beneficial owner of the Deferred Shares.

     1.2 Receipt by Escrow Agent. Escrow Agent acknowledges receipt of the Deferred Shares and agrees to hold the Deferred Shares in escrow pursuant to this Escrow Agreement.

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

     1.3 Beneficial Ownership of Deferred Shares. The records of the Escrow Agent shall identify the ownership of the Deferred Shares by the Seller.
Subject to the terms of this Escrow Agreement, the Seller is and shall be the sole owner of the Deferred Shares, and, subject to the terms of this Escrow Agreement, shall have complete power and authority over the Deferred Shares, including the right to vote and receive regular cash dividends; provided, however, that the Seller shall not have the right to dispose of any portion of the Deferred Shares during the term of this Escrow Agreement; and provided, further, that the Seller shall not have any right to shares of Common Stock issued as a stock dividend or a stock split or any non-cash distribution or any extraordinary distributions, which shares and distributions shall become a part of the Deferred Shares. The Escrow Agent shall send, or cause to be sent, to the Seller a copy of the proxy solicitation material for each annual and special meeting of shareholders of Purchaser, together with a form requesting confidential instructions to the Escrow Agent on how to vote the shares of Common Stock held hereunder for the benefit of the Seller. The Escrow Agent shall vote each such share of Common Stock as so instructed. In the absence of timely instructions from the Seller, the Escrow Agent will not vote the shares of Common Stock held for the Seller. Subject to the terms of this Escrow Agreement, the Escrow Agent shall send, or cause to be sent, to the Seller any regular cash dividends distributed with respect to the shares of Common Stock held hereunder for the benefit of the Seller.

     1.4 Transfer of Deferred Shares. With the exception of an interpleader action pursuant to Section 2.2 hereof or as may be directed by a court of competent jurisdiction, the Deferred Shares shall be transferred to the Purchaser only upon receipt by the Escrow Agent of a Deferred Payment, and shall be released in accordance with the schedule set forth on Exhibit A; provided, however, that if the Purchaser opts to purchase a greater number of shares of Common Stock than that set forth on Exhibit A pursuant to Section 1.3 of the Stock Purchase Agreement and delivers to the Escrow Agent payment for such shares as set forth in Section 1.3 of the Stock Purchase Agreement, the Escrow Agent shall transfer such additional Deferred Shares to the Purchaser. If such greater number of shares is purchased, the number of the remaining shares to be purchased at each Subsequent Closing will be reduced on a pro rata basis, such that the aggregate number of shares of Common Stock purchased by the Purchaser is 483,795.

     1.5 Transfer of Deferred Shares Upon Failure of Deferred Payment. In the event any Deferred Payment is not received by Escrow Agent on the applicable Subsequent Closing and Deferred Payment is not made by the Purchaser in full within 10 business days following receipt of notice by the Purchaser from the Seller of nonreceipt thereof, the Escrow Agent shall deliver to Seller all shares of Common Stock or other property held in escrow pursuant to this Escrow Agreement.

     1.6 Investment of Funds. When cash dividends, Deferred Payment or cash is received by Escrow Agent pursuant to this Escrow Agreement, Escrow Agent shall deposit or invest such amounts for the benefit of Seller in Treasury Obligations Institutional Shares Money Market Fund. Administrative fees may be accepted by Whitney National Bank in its capacity as Escrow Agent from mutual funds companies as the result of investments made with such companies.

Such fees are not and shall not constitute compensation due to Escrow Agent under Section 2.4 of this Escrow Agreement and shall not otherwise be paid into the account.

     1.7 Transfer of Funds to Seller. As soon as practicable following the receipt of cash dividends, Deferred Payment or cash, the Escrow Agent shall wire transfer such funds, together with the investment earnings thereon pursuant to Section 1.6 to Seller as follows:

     Hibernia National Bank
     Bank Route # 065000090
     Account # 2080042321

     Seller may change its wire transfer instructions by providing Escrow Agent with notice complying with the provisions of Section 3.1 hereof.

                                   ARTICLE II

                                  ESCROW AGENT

     2.1 Responsibilities of Escrow Agent. The Seller and Purchaser agree that Escrow Agent shall have no responsibility except for the safekeeping and handling of the Deferred Shares deposited with Escrow Agent pursuant to this Escrow Agreement. Additionally, Escrow Agent shall not be liable for any depreciation in or change of the value of the Deferred Shares deposited with Escrow Agent hereunder. Nor shall Escrow Agent be liable for any act or thing done or caused to be done by it under or pertaining to this Escrow Agreement or the Deferred Shares deposited with it pursuant to this Escrow Agreement, except for the negligence or willful misconduct of Escrow Agent; and in the event of any conflicting demands made upon Escrow Agent, he may withhold performance under instructions contained in this Escrow Agreement until such conflicting demands are withdrawn or until the rights of the respective parties shall have been settled by a court of competent jurisdiction.

     2.2 Right of Interpleader. Should any controversy arise involving the parties hereto or any of them or any other person, firm or entity with respect to this Escrow Agreement, or should a substitute escrow agent fail to be designated as provided in Section 2.6 hereof, or if Escrow Agent should be in doubt as to what action to take, Escrow Agent shall have the right, but not the obligation, either to (a) withhold delivery of the Deferred Shares or the taking of any other action hereunder until the controversy is resolved, the conflicting demands are withdrawn or its doubt is resolved, in any event to the satisfaction of Escrow Agent, and Escrow Agent shall not in any event be or become liable for its refusal or failure to act during such period and/or (b) institute a petition for interpleader in any state or federal district court in either East Baton Rouge or Calcasieu Parishes in the state of Louisiana to determine the rights of the parties hereto. Should a petition for interpleader be instituted, or should Escrow Agent be threatened with litigation or become involved in litigation in any manner whatsoever in connection with this Escrow Agreement, Seller hereby agrees to reimburse Escrow Agent for his attorneys' fees and any and all other expenses, losses, costs and damages incurred by Escrow Agent in connection with or resulting from such threatened or actual litigation prior to any disbursement hereunder.

     2.3 Indemnification. Seller hereby agrees to indemnify the Escrow Agent, and his partners, employees and agents (each herein called an "Indemnified Party") against, and hold each Indemnified Party harmless from, any and all expenses, including, without limitation, attorneys' fees and court costs, losses, costs, damages and claims, including, but not limited to, costs of investigation and litigation suffered or incurred by any Indemnified Party in connection with or arising from or out of this Escrow Agreement, except such acts or omissions as may result from the negligence or willful misconduct of such Indemnified Party.

     2.4 Compensation and Reimbursement of Expenses. Seller hereby agrees to pay the fees, in accordance with Exhibit B, and expenses of Escrow Agent for his services hereunder and to pay all expenses incurred by Escrow Agent in connection with the performance of his duties and enforcement of its rights hereunder and otherwise in connection with the preparation, operation, administration and enforcement of this Escrow Agreement, including, without limitation, reasonable attorneys' fees and related expenses incurred by Escrow Agent, if any. Upon the Initial Closing, the Seller will pay the Escrow Agent its fees as estimated for the term of this Escrow Agreement, provided, however, that any unearned portion of such fees shall be refunded to the Seller upon termination of this Escrow Agreement.

     2.5 Resignation of Escrow Agent. Escrow Agent may resign as Escrow Agent under this Escrow Agreement by giving written notice to the Purchaser and Seller in accordance with the terms of this Escrow Agreement at least twenty (20) days prior to the effective date of such resignation. Thereafter, Escrow Agent shall deliver any remaining items held pursuant to this Escrow Agreement upon the joint written and signed order of the Seller and Purchaser. If no such order is received by Escrow Agent within twenty (20) days after the giving of such notice, Escrow Agent is authorized and empowered to deposit all of same into the registry of the United States District Court for the Northern District of Texas, Fort Worth Division or, in the event that federal jurisdiction does not pertain, in the courts of the state of Texas located in Tarrant County, Texas.

     2.6 Removal of Escrow Agent. The Seller and Purchaser, acting jointly, may remove Escrow Agent, with or without cause, and appoint a substitute escrow agent or otherwise designate the disposition of the Deferred Shares without other formality than giving written notice to Escrow Agent at Escrow Agent's address set forth below, in which event Escrow Agent shall deliver the Deferred Shares held by Escrow Agent hereunder in accordance with the joint written and signed instructions of the Seller and Purchaser, and shall thereupon be deemed to be removed as of the date designated in such notice, or if no date is designated, as of the date such delivery is made.

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

                                  ARTICLE III

                                 MISCELLANEOUS

     3.1 Notice. Any notice or other communication provided or required to be given hereunder shall be in writing and shall be given by personal delivery or by certified mail, return receipt requested. All notices hereunder shall be addressed to the person to receive such notice at the address set forth below and shall be delivered to them at such address. Notices given by personal delivery shall be deemed given and received when received at the proper address stated herein. Notices given by certified mail shall be deemed given and received when deposited with the U.S. Postal Service, postage prepaid. The parties hereto may change their respective addresses for the receipt of notice hereunder by giving the other parties hereto written notice of a change of address for such purposes provided that such new address is located in the United States of America. The address of the respective parties hereto for notices hereunder are as follows:

       if to Seller, to: Sirmon Commercial Finance, L.L.C.
                         c/o Johnny J. Sirmon
                         P. O. Box 777
                         Abbeville, Louisiana 70511

         with a copy to: Chris A. Verret
                         P. O. Box 51869
                         Lafayette, Louisiana 70505
                         Fax No.: (318) 237-5511

if to the Purchaser, to: Mr. Robert J. McGee
                         KBK Capital Corporation
                         2200 City Center II
                         301 Commerce Street
                         Fort Worth, Texas 76102
                         Fax No.:  (817) 258-6100

         with a copy to: Mr. Gene G. Lewis
                         Locke Liddell & Sapp LLP
                         3400 Chase Tower
                         600 Travis
                         Houston, Texas 77002-3095
                         Fax No.: (713) 223-3717

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

 If to Escrow Agent, to: Whitney National Bank Trust Division
                         Attention: Odom B. Heebe, Jr.
                         228 St. Charles Avenue, Ste. 206
                         New Orleans, Louisiana 70130
                         Phone: (504) 552-4557
                         Fax:  (504) 586-3488

     3.2 Reconciliation with Agreement. To the extent any of the terms and provisions of this Escrow Agreement are contrary to or in addition to the terms and provisions of the Stock Purchase Agreement, the Stock Purchase Agreement shall be deemed to be hereby modified and amended in accordance with the terms and provisions hereof. The Stock Purchase Agreement shall not be further amended without the joinder or consent of all parties to this Escrow Agreement.

     3.3 No Oral Modification. This Escrow Agreement may not be modified, amended or altered except by an Escrow Agreement in writing signed by Purchaser, the Seller and Escrow Agent.

     3.4 Governing Law. The substantive laws of the State of Louisiana shall govern the validity, construction, enforcement and interpretation of this Escrow Agreement. Venue of any case or controversy arising under or pursuant to this Escrow Agreement shall lie in the in any state or federal district court in either East Baton Rouge or Calcasieu Parishes in the state of Louisiana.

     3.5 Severability. If any covenant or provision of this Escrow Agreement shall be held illegal, invalid or unenforceable under present or future laws effective during the term of this Escrow Agreement, then and in that event, it is the intention of the parties hereto that the remainder of this Escrow Agreement shall not be affected thereby, and that this Escrow Agreement shall otherwise continue in full force and effect. It is the further intention of the parties that in lieu of each covenant or provision of this Escrow Agreement that is held illegal, invalid, or unenforceable, there be added as a part hereof a clause or provision as similar in terms to such illegal, invalid or unenforceable clause or provision as may be possible and be legal, valid and enforceable.

     3.6 Entirety. This Escrow Agreement embodies the entire Escrow Agreement between the parties, and supersedes all prior escrow agreements and understandings, if any, relating to the subject matter hereof.

     3.7 Binding Effect and Assignment. The terms of this Escrow Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors, assigns and legal representatives, provided, however, that neither party hereto may, without the prior written consent of the other, assign any rights, powers, duties, or obligations hereunder; and further provided, however, that this Escrow Agreement shall not inure to the benefit of any party other than the parties to this Escrow Agreement.

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

     3.8 Headings. Section headings are for convenience of reference only and shall in no way affect the interpretation of this Escrow Agreement.

     3.9 Counterparts. This Escrow Agreement may be executed in any number of counterparts, all of which taken together shall constitute one and the same Escrow Agreement, and any of the parties hereto may execute this Escrow Agreement by signing any such counterpart.

     3.10  Time of the Essence.  Time is of the essence of this Escrow
Agreement.

     3.11 Term. The term of this Escrow Agreement shall commence upon the date hereof, and shall continue in effect until all of the Deferred Shares shall have been distributed hereunder, retransfer to Seller pursuant to Section 1.5, or pursuant to the final order of a court of competent jurisdiction. The provisions of Sections 2.3 and 2.4 hereof shall survive such termination.



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

     EXECUTED as of the date first above written.

                                KBK CAPITAL CORPORATION


                                By:/s/ ROBERT J. MCGEE
                                   ---------------------------------------
                                Name:  Robert J. McGee
                                       -----------------------------------
                                Title: Chairman of the Board
                                       -----------------------------------
                                       And Chief Executive Officer
                                       -----------------------------------

                                SIRMON COMMERCIAL FINANCE, L.L.C.


                                By:/s/ JOHNNY SIRMON
                                   ---------------------------------------
                                Name: Johnny Sirmon
                                      ------------------------------------
                                Title: Managing Member
                                       -----------------------------------


                                WHITNEY NATIONAL BANK


                                By: /s/ ODOM B. HEEBE, JR.
                                   ---------------------------------------
                                Name: Odom B. Heebe, Jr.
                                      ------------------------------------
                                Title: Trust Officer
                                       ------------------------------------

                                   EXHIBIT A*


PAYMENT DATE**                       Number of Shares of Stock        Price per Share
---------------------------------------------------------------------------------------

December 31, 1999                             55,000                       $5.08
---------------------------------------------------------------------------------------

March 31, 2000                                55,000                       $5.15
---------------------------------------------------------------------------------------

June 30, 2000                                 55,000                       $5.23
---------------------------------------------------------------------------------------

September 30, 2000                            55,000                       $5.30
---------------------------------------------------------------------------------------

December 31, 2000                             55,000                       $5.38
---------------------------------------------------------------------------------------

March 31, 2001                                55,000                       $5.45
---------------------------------------------------------------------------------------

June 30, 2001                                 53,795                       $5.53
---------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------
TOTAL                                        383,795
---------------------------------------------------------------------------------------


* Subject to any required action by the Purchaser's directors and stockholders, the above schedule shall be proportionately adjusted for any increase or decrease in the number of issued shares of the Common Stock resulting from a subdivision or consolidation of shares or the payment of a stock dividend (but only on the Common Stock), a stock split, a reverse stock split, or any other increase or decrease in the number of such shares effected without receipt of consideration by the Purchaser.

**   If the Payment Date is not a business day, the Subsequent Closing to be held on such Payment Date shall occur on the next following business day.

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